UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
   Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934


           Date of Report (Date of earliest reported): August 17, 2006


                             THOMAS EQUIPMENT, INC.
                             ----------------------
               (Exact name of registrant as specified in charter)



          Delaware                  333-44586                    58-3565680
(State or other jurisdiction       (Commission                  (IRS Employer
      of incorporation)            File Number)              Identification No.)



                 1818 North Farwell Avenue, Milwaukee, WI 53202
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (312) 224-8812

                                   Copies to:
                             Gregory Sichenzia, Esq.
                              Thomas A. Rose, Esq.
                       Sichenzia Ross Friedman Ference LLP
                           1065 Avenue of the Americas
                            New York, New York 10018
                              Phone: (212) 930-9700
                               Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

/_/ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

/_/ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

/_/ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

/_/ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 1.03   Bankruptcy or Receivership

      On August 17, 2006, the Ontario Superior Court of Justice, in court file No. 06-CL-6602, appointed Ernst & Young Inc. as interim receiver of the current and future assets, undertakings and properties of Pneutech Inc. and its wholly-owned subsidiaries Rousseau Controls and Hydramen Fluid Power. Pneutech Inc. is a wholly-owned subsidiary of Thomas Equipment, Inc. ("Thomas Equipment"). The appointment of an interim receiver was made based upon an application by the Royal Bank of Canada, Pneutech's principal secured lender, under the Bankruptcy and Insolvency Act (Canada).

      On August 11, 2006, Greystone Business Credit II, LLC ("Greystone") issued a commitment letter to Pneutech to provide up to US$15 million of senior secured revolving credit financing to Pneutech to repay the existing credit facilities provided by the RBC. Under the terms of the commitment letter, Greystone offered to first provide debtor-in-possession financing to Pnuetech and second provide long-term conventional credit financing upon the exit of Pneutech from the proceedings. It has not yet been determined whether the debtor-in-possession financing will be necessary to facilitate the refinancing of the long-term credit facilities. The credit facilities are subject to customary commercial documentation.

      On August 18, 2006, Thomas Equipment 2004, Inc. ("Thomas 2004"), a wholly owned subsidiary of Thomas Equipment filed a notice of intention to make a proposal pursuant to the Bankruptcy and Insolvency Act (Canada) for a court-supervised restructuring in Canada. As a result of the filing, the obligations of Thomas 2004 to creditors are stayed for an initial period of 30 days and may be extended upon subsequent applications to the Court or by the filing of a proposal to creditors.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

      On August 17, 2006, Thomas Equipment was notified by Laurus Master Fund, Ltd. ("Laurus") that certain Events of Default have occurred and are continuing to occur in connection with the Security and Purchase Agreement dated as of November 9, 2004 (the "Security Agreement") among Thomas Equipment, Thomas Ventures, Inc., Thomas Equipment's wholly owned subsidiary, and Laurus. The Security Agreement, as amended, provided for a $20,000,000 credit facility, consisting of a $20,000,000 secured revolving note (the "Revolving Loan") and, a $6,000,000 term loan (the "Term Loan").

      Thomas Equipment was advised that various events of default have occurred and are continuing, including, those that have occurred as a result of the inability of Thomas Equipment 2004 Inc., a wholly owned subsidiary of Thomas Equipment, to pay its debts as they become due and the cessation of the operation of its present business. Although the occurrence of the events of default permit Laurus to exercise its rights and remedies under the Security Agreement, including the acceleration of the obligations with respect to the Revolving Loan and the Term Loan and the right to enforce its security interests against the assets of Thomas Equipment, Laurus is not taking any immediate action with respect to the default.

      A copy of the letter received by Thomas Equipment is attached hereto as
Exhibit 99.1.

Item 7.01   Regulation FD Disclosure.

      On August 17, 2006, Thomas Equipment issued a press release announcing its intent to initiate court-supervised restructuring of its wholly-owned subsidiary Thomas Equipment 2004, Inc. and the lay-off of 141 employees. A copy of that press release is being furnished as Exhibit 99.1 to this current report on Form 8-K.


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      On August 21, 2006, Thomas Equipment issued a press release announcing the initiation of the court-supervised restructuring of its wholly-owned subsidiary Thomas Equipment 2004, Inc.. A copy of that press release is being furnished as
Exhibit 99.1 to this current report on Form 8-K.

      The information in this Item 7.01 of this current report on Form 8-K, together with the information in Exhibit 99.1, is being furnished and shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. Such information shall not be deemed incorporated by reference into any registration statement or other document filed with the SEC.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits.

99.1 Letter from Laurus Master Fund, Ltd. received on August 17, 2006.
99.2 Press release issued on August 17, 2006.
99.3 Press release issued on August 22, 2006.


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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    THOMAS EQUIPMENT, INC.


Date:  August 22, 2006                    /s/ JAMES E. PATTY
                                          ------------------
                                          James E. Patty,
                                          CEO


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